UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2017

Ciner Resources LP
(Exact name of registrant as specified in its charter)
Delaware    001-36062    46-2613366

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS. Employer Identification No.)
(Address of principal executive office)	30328 (Zip Code)

(770) 375-2300
Registrant’s telephone number, including area code

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2017, the board of directors of Ciner Resource Partners LLC, the general partner (the “General Partner”) of Ciner Resources LP (the “Partnership”) appointed Scott Randall Humphrey (age 46) as Chief Financial Officer of the General Partner and named him principal financial officer, to be effective as of August 4, 2017, to serve until his successor has been duly elected and qualified or until his death, resignation or removal.

Mr. Humphrey has acted as the Partnership’s Director of Finance and Treasurer since August 2015, and worked as the Partnership’s Director of Investor Relations from August 2013 until August 2015. Prior to joining the Partnership, Mr. Humphrey worked as Treasury Director at Schweitzer-Mauduit from 2009 until 2013. Mr. Humphrey earned his BS in Finance from Boston College and his MBA from Georgetown University. He is also a Certified Treasury Professional.

Mr. Humphrey will be employed and compensated by Ciner Resources Corporation, subject to reimbursement by the Partnership. He will also be eligible to participate in the General Partner’s long term incentive plan (the “LTIP”), which provides for awards in the form of common units, phantom units, distribution equivalent rights, cash awards and other unit-based awards. The portion of Mr. Humphrey’s compensation that will be payable by the Partnership includes (1) the amount of awards made to him under the LTIP allocated to the Partnership by Ciner Resources Corporation (and reimbursed to Ciner Resources Corporation by the Partnership) and (2) the amount of other compensation allocated to the Partnership by Ciner Resources Corporation (and reimbursed to Ciner Resources Corporation by the Partnership), with each of such allocations determined by the amount of time he actually spends working for the Partnership relative to the amount of time he spends working for Ciner Resources Corporation and its other affiliates. The expected portion of Mr. Humphrey’s compensation that will be allocated to the Partnership includes (i) an annual base salary of $240,000; (ii) an annual bonus target opportunity equal to 35% of the base salary allocated to the Partnership; and (iii) a target equity award equal to 50% of the base salary allocated to the Partnership.

In addition, effective as of August 4, 2017, the board of directors of the General Partner approved a grant of 506 time-based restricted unit awards (“Restricted Unit Awards”) and a target amount of 506 performance awards based, in part, on the value of Partnership's common units ("Performance Awards") to Mr. Humphrey, pursuant to the LTIP and corresponding Restricted Unit Award agreement and Performance Award Agreement, as applicable. The Restricted Unit Awards granted to Mr. Humphrey vest and the forfeiture restrictions will lapse in substantially equal one-third (1/3) increments on each of March 15, 2019, March 15, 2020 and March 15, 2021, so that the Restricted Unit Awards (and any related restricted cash distributions) will be 100% vested on March 15, 2021 so long as the award recipient remains continuously employed by the Partnership Entities (as defined in the corresponding Restricted Unit Award agreement) from the date of grant through each applicable vesting date, unless otherwise vesting earlier pursuant to the terms of the Restricted Unit Award with regard to changes of control, death and disability. The Performance Awards granted to Mr. Humphrey have a performance cycle beginning on January 1, 2017 and ending December 31, 2019. The vesting of the Performance Award, and number of common units of the Partnership distributable pursuant to such vesting, is dependent on the relative performance of the Partnership’s common units compared to an initial peer group consisting of other publicly traded partnerships (provided that the award recipient remains continuously employed with the General Partner or its affiliates or satisfies other service-related criteria through the end of the performance period, except in certain cases of changes of control or the award recipient's death or disability). Vested Performance Awards are to be settled in the Partnership’s common units, with the number of such units payable under the award to be calculated by multiplying the target number provided in the Performance Award Agreement by a performance percentage, which may range from 0% to 200%, depending on the relative performance of the Partnership’s common units over the performance period compared to common units of each member of the peer group. In addition, upon vesting of the Performance Award, the award recipient is entitled to receive a cash payment equal to the distribution equivalents accumulated with respect to the target number provided in the Performance Award Agreement, multiplied by the performance percentage described in the immediately preceding sentence.

There are no arrangements or understandings between Mr. Humphrey and any other person pursuant to which he was selected to serve as Chief Financial Officer. The Partnership and the General Partner are not aware of any transactions or existing relationships in which Mr. Humphrey has a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K other than as set forth herein, and are not aware of any family relationship between Mr. Humphrey and the General Partner’s executive officers, directors or any person nominated to become a director or executive officer of the General Partner that would require disclosure under Item 401(d) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2017	CINER RESOURCES LP

	By:	Ciner Resource Partners LLC,
its General Partner

	By:	/s/Nicole C. Daniel
	Name:	Nicole C. Daniel
	Title:	Vice President, General Counsel and Secretary